Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045

Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President — Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.75 IN THIRD QUARTER

     LAKE FOREST, III., Oct. 28, 2004 — Brunswick Corporation (NYSE: BC) reported today net earnings of $72.9 million, or $0.75 per diluted share, for the third quarter of 2004, compared with $37.9 million, or $0.41 per diluted share, for the year-ago quarter. The company said that earnings in the 2004 third quarter benefited by approximately $0.10 per diluted share from completion of a tax audit, discussed below. Operating earnings in the third quarter of 2004 rose 59 percent on a 23 percent sales gain.

     “Led by our marine and fitness equipment units, we had another excellent quarter of solid sales growth,” commented Brunswick Chairman and Chief Executive Officer George W. Buckley. “Higher unit volumes due to market growth and the success of new products, strength in international markets and contributions from acquisitions completed earlier this year were the primary drivers behind the 23 percent sales gain. Excluding sales from companies that were not in the portfolio a year ago, sales were up 14 percent in the third quarter. Through effective cost management and higher unit volumes, we leveraged our top-line growth into a 59 percent increase in operating earnings to $99.3 million and a 180 basis point improvement in operating margins.”

     “We again ended the quarter with our balance sheet in excellent shape. Debt-to-total capital was 30.7 percent at quarter end, compared with 33.3 percent a year earlier, and cash reached $493.1 million. This provides us with the financial flexibility to make additional acquisitions and investments, advance our core businesses and capitalize on opportunities to carry out our growth strategy,” Buckley said.

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Brunswick Corporation
Oct. 28, 2004

     “Our third quarter results were achieved despite an increasingly competitive global marketplace and disruptions caused by the four hurricanes that hit Florida and impacted much of the Southeastern United States,” Buckley added. “Fortunately, their immediate effect on Brunswick was minimized through the grit and determination of our dedicated employees. We estimate that interruptions to our sales and production efforts during those trying weeks cost Brunswick about $0.05 in earnings per diluted share in the third quarter.”

     “Although the storms have passed, we probably haven’t seen the end of their impact on our business,” Buckley continued. “The fourth quarter is seasonally the slowest for marine retail sales, and the sales effect of the hurricanes will likely linger for a while longer. As you would expect, people will probably be more focused on rebuilding and repairing their homes and getting their lives back together than on repairing or replacing their boats. Once repairs have been made to the infrastructure, such as damaged docks and marinas, there will, however, be a longer-term new boat and repair part sales opportunity. Our objective is to get a disproportionate share of that opportunity. The replacement cycle will most likely be layered in over several quarters. Further, industry estimates are still being compiled and, at this time, we don’t know how many boats were totally destroyed versus damaged. Insurance industry estimates of sailboat and powerboat repairs and replacements from all four hurricanes exceed $680 million, excluding damage that occurred in the Caribbean and to the marine infrastructure. With many moving parts, these things are difficult to predict accurately, but we have assumed some lingering hurricane impact in our current-year earnings estimate.”

Third Quarter Results

     For the quarter ended Sept. 30, 2004, net sales increased 23 percent to $1,273.2 million, up from $1,036.3 million a year earlier. Operating earnings rose to $99.3 million compared with $62.5 million in the year-ago quarter, and operating margins improved to 7.8 percent from 6.0 percent. Net earnings totaled $72.9 million, or $0.75 per diluted

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Brunswick Corporation
Oct. 28, 2004

share, up 92 percent from $37.9 million, or $0.41 per diluted share, for the third quarter of 2003.

Tax Provision for 2004

     The company said that, during the third quarter, the Internal Revenue Service completed its routine audit of tax years 1998 through 2001. Following the completion of the examination of this four-year period, Brunswick reduced its tax reserves and, consequently, its tax provision by approximately $10 million in the third quarter of 2004. This is equivalent to approximately $0.10 per diluted share in the quarter. Further, during the third quarter, Brunswick reduced its projected tax rate for the year to 32.5 percent from 33 percent, excluding the impact of the audits. This was due to effective tax planning and a higher-than-anticipated tax benefit from export sales. As a result of these items, the company’s effective tax rate was 20.5 percent and 29.1 percent for the quarter and nine months ended Sept. 30, 2004, respectively.

     In addition, as a result of the extension of the research and development tax credit by Congress in early October, the company said it expects to reduce further its full-year tax rate to 32 percent in the fourth quarter of 2004. This excludes the impact of the audits, noted above.

Marine Engine Segment

     The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies (BNT), reported sales of $575.5 million in the third quarter of 2004, up 15 percent from $500.8 million in the year-ago third quarter. Operating earnings in the third quarter increased 16 percent to $70.7 million versus $60.9 million, and operating margins were up slightly to 12.3 percent as compared with 12.2 percent for the same quarter in 2003.

     “Our outboard and sterndrive engine sales increased during the quarter in both the domestic and international markets,” Buckley said. “Parts and accessories sales,

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Brunswick Corporation
Oct. 28, 2004

however, while up in the quarter, were adversely affected by the unprecedented hurricane activity throughout the Southeast. Mother Nature kept people off the water, not using their boats, and subsequently not requiring the usual complement of maintenance and replacement parts and products.”

     “In the quarter, BNT again recorded strong sales growth along with positive overall operating margins. This was primarily due to the contributions from Navman, a producer of global positioning system-based products,” Buckley noted.

     “We continue to see strong demand for our Verado family of high-horsepower, four-stroke outboard engines, which are designed to meet low-emission requirements while maintaining the high-performance characteristics of traditional two-stroke outboards,” Buckley explained. “Operating margins, however, were adversely affected by the typical start-up costs associated with the introduction of Verado, the transition to low-emission outboards that carry lower margins, expenses related to our China manufacturing plant currently under construction, as well as by higher research and development spending, primarily for BNT and new Verado models to be released next year. Margin improvement will continue to be a focus in our Marine Engine segment as we seek to mitigate the cost pressures through effective cost management, global sourcing and applying the principles of Lean Six Sigma to improve productivity. Our China plant and our expanded Japanese manufacturing plant are scheduled to come on line late in the first quarter next year, which will gradually help improve our margins,” Buckley said.

Boat Segment

     The Brunswick Boat Group comprises the Boat segment and includes the Sea Ray, Bayliner, Maxum, Hatteras, Sealine, Meridian, Boston Whaler, Trophy, Baja, Crestliner, Lowe, Lund and Princecraft boat brands and the Land ‘N’ Sea and Attwood marine parts and accessories distribution and manufacturing businesses. The Boat segment reported sales for the third quarter of $567.3 million, up 40 percent compared with $404.5 million in the third quarter of 2003. Operating earnings increased to $36.1 million, more than quadruple the $8.2 million reported in the third quarter of 2003, and

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Brunswick Corporation
Oct. 28, 2004

operating margins increased by 440 basis points, rising to 6.4 percent for the quarter from 2.0 percent a year ago. About half of the sales gain was due to incremental sales from acquisitions, primarily the aluminum boat brands purchased in April of this year. Nevertheless, Boat segment sales absent acquisitions were up a healthy 18 percent for the quarter, even with the hurricane impact.

     The significant improvement in operating margins was the result of a number of factors, including higher unit volumes and a richer product mix. The Boat segment also benefited from the turnaround at US Marine as the division reported its third consecutive quarter of profitability.

     “The hurricanes had a significant impact on the Boat segment,” Buckley noted. “We shut down our Sea Ray and Boston Whaler plants on the East Coast of Florida for each of the hurricanes, losing several production days. In addition, our Land ‘N’ Sea distribution facility in Lake Suzy, Fla., was virtually destroyed by Hurricane Charley. We are grateful that all of our employees made it safely through the storms and are pleased to report that our boat plants are all operational, and our Land ‘N’ Sea customers are being serviced from our other distribution centers.”

Fitness Segment

     The Fitness segment is comprised of the Life Fitness division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment, and operates Omni Fitness retail stores. Segment sales in the third quarter of 2004 reached $132.2 million, up 26 percent from $105.1 million in the year-ago quarter. Operating earnings for the quarter totaled $8.4 million compared with $8.7 million in the third quarter of 2003, and operating margins were 6.4 percent compared with 8.3 percent a year ago.

     “Life Fitness continued to build sales momentum during the quarter, with gains in the commercial segment being driven by the success of our new strength products and increased sales to the military,” Buckley said. “Further, the success of new Life Fitness consumer products released during the quarter helped advance sales.”

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Brunswick Corporation
Oct. 28, 2004

     “Operating margins in this segment continue to be under pressure from significantly higher steel prices, a competitive pricing environment in the European market, and a shift in product mix towards hot selling, but lower margin, strength equipment,” Buckley explained. “The year-over-year margin gap is narrowing as we continue to improve efficiency in U.S.-based manufacturing and restructure our overall manufacturing footprint. Our new Hungarian cardiovascular equipment plant is on schedule to open in the first quarter of next year where material costs, as well as labor, are significantly lower than in the United States. Local manufacturing will help us reduce shipping costs and improve delivery times on cardiovascular products to better serve our European customers.”

Bowling & Billiards Segment

     The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables. Segment sales in the third quarter of 2004 totaled $106.6 million, up 9 percent compared with $97.5 million in the year-ago quarter. Operating earnings rose to $4.0 million in the third quarter versus $0.1 million, and operating margins improved to 3.8 percent compared with 0.1 percent in 2003.

     “The quarter again saw double-digit sales gains in our bowling products group, where our new Vector scoring system and popular new bowling balls, like the Inferno, continue to sell well,” Buckley said. “Billiards sales were up for the quarter, with good growth in our traditional tables business, driven by the popularity of new models. Always a reliable and consistent performer, our bowling retail centers also posted solid growth, despite the hurricanes shutting down some of our centers for several days during the quarter.”

     “We believe our family friendly approach to bowling is a key ingredient to the success of our new bowling entertainment centers, building on our popular Brunswick Zone concept. These centers are nearly twice the size of our traditional Brunswick Zones and feature expanded recreation options in addition to bowling,” Buckley said.

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Brunswick Corporation
Oct. 28, 2004

“The two we opened during the second quarter in suburban Chicago and Denver continue to perform at or above our forecasts.”

Nine-Month Results

    For the nine months ended Sept. 30, 2004, the company had net sales of $3,895.5 million, up 28 percent from $3,041.8 million for the first three quarters of 2003. Excluding contributions from acquired businesses, sales were up 16 percent. Operating earnings totaled $317.3 million for the first nine months of 2004, up from $162.7 million reported for the corresponding period in 2003, and operating margins reached 8.1 percent versus 5.3 percent a year ago. Operating earnings for the first nine months of 2003 include a $25.0 million litigation charge ($16.0 million after tax) recorded in the first quarter of 2003. Excluding the litigation charge, operating earnings were $187.7 million, and operating margins were 6.2 percent for the first nine months of 2003.

    Net earnings for the first nine months of 2004 reached $211.0 million, or $2.18 per diluted share, up from $95.3 million, or $1.04 per diluted share, for the same period in 2003. Excluding the previously mentioned litigation charge, net earnings for the nine months of 2003 totaled $111.3 million, or $1.22 per diluted share. Results for 2004 also benefited from a 29.1 percent effective tax rate for the nine-month period. This lower tax rate was due to the same factors that affected the tax rate for the third quarter of 2004, discussed above.

Looking Ahead

     “2004 is shaping up to be a record year for Brunswick, resulting from the efforts of our entire team to successfully execute our growth strategy,” Buckley said. “Innovative new products and acquisitions are driving top-line growth, and effective cost management and operational improvements are leading to higher operating margins. Consequently, we are estimating diluted EPS for 2004 in the range of $2.70 to $2.75 per share. While this is above our previous estimate of $2.60 to $2.68 per share, keep

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Brunswick Corporation
Oct. 28, 2004

in mind that this new estimate includes approximately $0.10 per share related to the completion of the four-year tax return audit. In addition, we have factored into our estimate some carryover impact of the hurricanes, which will be somewhat offset by the lower full-year tax rate, as discussed previously.”

Forward-Looking Statements

     Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the ability to maintain effective distribution; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the success of new product introductions; the impact of weather conditions on demand for marine products and retail bowling center revenues; the financial strength of dealers and independent boat builders; shifts in currency exchange rates; adverse foreign economic conditions; the company’s ability to develop product technologies that comply with regulatory requirements; the impact of interest rates and fuel prices on demand for marine products; the impact of financial markets on pension expense and funding levels; the ability to maintain market share in high-margin products; the ability to maintain product quality and service standards expected by our customers; the success of marketing and cost management programs; the ability to successfully manage pipeline inventories; the ability to obtain component parts from suppliers; the ability to resolve contract disputes with suppliers; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of possible duties on Japanese-manufactured outboard engines sold in the United States; competition from new technologies; imports from Asia and increased competition from Asian competitors; and increases in tariffs on the company’s bowling equipment sales into Europe. Additional

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Oct. 28, 2004

factors are included in the company’s Annual Report on Form 10-K for 2003 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

About Brunswick

     Headquartered in Lake Forest, III., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian, Sealine, Bermuda, Ornvik, Savage and Uttern pleasure boats; Baja high-performance boats; Arvor, Boston Whaler and Trophy offshore fishing boats; Crestliner, Lowe, Lund and Princecraft aluminum fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

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Brunswick Corporation
Oct. 28, 2004

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Quarter Ended September 30
	2004	2003	% Change
Net sales	$1,273.2	$1,036.3	23%
Cost of sales	956.2	781.2	22%
Selling, general and administrative expense	186.5	162.6	15%
Research and development expense	31.2	30.0	4%

Operating earnings	99.3	62.5	59%
Interest expense	(12.1)	(10.1)	20%
Other income	4.4	5.9	-25%

Earnings before income taxes	91.6	58.3	57%
Income tax provision	18.7	20.4

Net earnings	$72.9	$37.9	92%

Earnings per common share:
Basic	$0.76	$0.42	81%
Diluted	$0.75	$0.41	83%

Average shares used for computation of:
Basic earnings per share	96.2	91.2	5%
Diluted earnings per share	97.7	92.3	6%

Effective tax rate (1)	20.5%	35.0%

(1)	The decrease in the effective tax rate for the third quarter was primarily due to a reduction in tax reserves of approximately $10 million arising from the completion of audit examinations of years 1998 to 2001, as well as the cumulative impact of lowering of the full-year tax rate to 32.5 percent from 33 percent.

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Brunswick Corporation
Oct. 28, 2004

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Nine Months Ended September 30
	2004	2003	% Change
Net sales	$3,895.5	$3,041.8	28%
Cost of sales	2,913.4	2,314.1	26%
Selling, general and administrative expense	571.5	454.8	26%
Research & development expense	93.3	85.2	10%
Litigation charge	—	25.0

Operating earnings (1)	317.3	162.7	95%
Interest expense	(32.6)	(30.9)	6%
Other income	13.0	14.8	-12%

Earnings before income taxes	297.7	146.6	NM
Income tax provision	86.7	51.3

Net earnings	$211.0	$95.3	NM

Basic earnings per common share	$2.22	$1.05	NM
Diluted earnings per common share	$2.18	$1.04	NM

Average shares used for computation of:
Basic earnings per share	95.1	90.9	5%
Diluted earnings per share	96.8	91.4	6%

Effective tax rate (2)	29.1%	35.0%

(1)	Operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

(2)	The decrease in the effective tax rate for the nine months of 2004 was primarily due to a reduction in tax reserves in the third quarter of approximately $10 million arising from the completion of audit examinations of years 1998 to 2001, as well as the lowering of the full-year tax rate to 32.5 percent from 33 percent.

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Brunswick Corporation
Oct. 28, 2004

Brunswick Corporation
Selected Financial Information

(in millions)
(unaudited)
Segment Information

	Quarter Ended September 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2004	2003	Change	2004	2003	Change	2004	2003
Marine Engine	$575.5	$500.8	15%	$70.7	$60.9	16%	12.3%	12.2%
Boat	567.3	404.5	40%	36.1	8.2	NM	6.4%	2.0%
Marine eliminations	(107.1)	(71.5)		—	—

Total Marine	1,035.7	833.8	24%	106.8	69.1	55%	10.3%	8.3%

Fitness	132.2	105.1	26%	8.4	8.7	-3%	6.4%	8.3%
Bowling & Billiards	106.6	97.5	9%	4.0	0.1	NM	3.8%	0.1%
Eliminations	(1.3)	(0.1)		—	—
Corporate/Other	—	—		(19.9)	(15.4)	29%

Total	$1,273.2	$1,036.3	23%	$99.3	$62.5	59%	7.8%	6.0%

	Nine Months Ended September 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2004	2003	Change	2004	2003	Change	2004	2003
Marine Engine	$1,768.6	$1,435.5	23%	$208.9	$144.4	45%	11.8%	10.1%
Boat	1,709.2	1,202.0	42%	125.1	54.6	NM	7.3%	4.5%
Marine eliminations	(287.2)	(201.5)		—	—

Total Marine	3,190.6	2,436.0	31%	334.0	199.0	68%	10.5%	8.2%

Fitness (1)	385.1	329.4	17%	20.5	1.5	NM	5.3%	0.5%
Bowling & Billiards	322.6	276.7	17%	21.7	10.4	NM	6.7%	3.8%
Eliminations	(2.8)	(0.3)		—	—
Corporate/Other	—	—		(58.9)	(48.2)	22%

Total	$3,895.5	$3,041.8	28%	$317.3	$162.7	95%	8.1%	5.3%

(1)	Fitness segment operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

NM = Not Meaningful

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Brunswick Corporation
Oct. 28, 2004

Brunswick Corporation
Comparative Consolidated Balance Sheets
(in millions)

	September 30,	December 31,	September 30,
	2004	2003	2003
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$493.1	$345.9	$353.9
Accounts and notes receivables, net	432.0	374.4	348.1
Inventories
Finished goods	386.5	325.3	297.6
Work-in-process	260.3	205.7	210.8
Raw materials	130.0	92.8	89.7

Net inventories	776.8	623.8	598.1

Prepaid income taxes	314.9	302.3	321.8
Prepaid expenses and other	55.9	68.8	45.2

Current assets	2,072.7	1,715.2	1,667.1

Net property	852.4	827.1	797.5

Other assets
Goodwill and other intangibles	894.8	699.7	687.5
Investments and other long-term assets	382.1	360.5	331.9

Total assets	$4,202.0	$3,602.5	$3,484.0

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$13.5	$23.8	$30.5
Accounts payable	341.0	321.3	317.8
Accrued expenses and accrued income taxes	838.3	756.7	724.2

Current liabilities	1,192.8	1,101.8	1,072.5

Long-term debt	729.8	583.8	584.5
Deferred items	604.1	593.9	594.1
Common shareholders’ equity	1,675.3	1,323.0	1,232.9

Total liabilities and shareholders’ equity	$4,202.0	$3,602.5	$3,484.0

Supplemental Information
Debt-to-capitalization rate	30.7%	31.5%	33.3%

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Brunswick Corporation
Oct. 28, 2004

Brunswick Corporation
Comparative Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine months ended September 30
	2004	2003
Cash flows from operating activities
Net earnings	$211.0	$95.3
Depreciation and amortization	117.5	111.2
Changes in noncash current assets and current liabilities	(122.2)	98.1
Income taxes and other, net	43.8	0.5

Net cash provided by operating activities	250.1	305.1

Cash flows from investing activities
Capital expenditures	(114.0)	(93.7)
Investments	(2.6)	(35.6)
Acquisitions of businesses, net of debt and cash acquired	(213.9)	(172.6)
Other, net	4.7	3.4

Net cash used for investing activities	(325.8)	(298.5)

Cash flows from financing activities
Net issuances of commercial paper and other short-term debt	(5.1)	3.1
Net proceeds from issuances of long-term debt	150.1	—
Payments of long-term debt including current maturities	(6.0)	(19.3)
Stock options exercised	83.9	12.1

Net cash provided by (used for) financing activities	222.9	(4.1)

Net increase in cash and cash equivalents	147.2	2.5
Cash and cash equivalents at January 1	345.9	351.4

Cash and cash equivalents at September 30	$493.1	$353.9

Free Cash Flow
Net cash provided by operating activities	$250.1	$305.1
Net cash provided by (used for):
Capital expenditures	(114.0)	(93.7)
Other, net	4.7	3.4

Total Free Cash Flow	$140.8	$214.8

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